KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 7, 2013… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the second quarter of 2013 of $33.9 million, or $.29 per share, compared to net income of $64.5 million, or $.56 per share, in the second quarter of 2012.  For the first six months of 2013, Kronos Worldwide reported a net loss of $75.0 million, or $.65 per share, compared to net income of $201.4 million, or $1.74 per share in the first half of 2012.  Comparability of the Company’s results was impacted by lower income from operations in 2013, principally due to lower average TiO2 selling prices and higher raw materials costs in 2013 as well as lower production volumes in the year-to-date period, as discussed further below.

Net sales of $481.1 million in the second quarter of 2013 were $64.2 million, or 12%, lower than in the second quarter of 2012.   Net sales of $944.7 million in the first six months of 2013 were $161.9 million, or 15%, lower than in the first six months of 2012.  Net sales decreased in the second quarter and first six months of 2013 primarily due to lower average TiO2 selling prices partially offset by higher sales volumes.  The Company’s average TiO2 selling prices decreased 24% in the second quarter of 2013 as compared to the second quarter of 2012, and decreased 22% in the first six months of the year as compared to the same prior year period.  The Company’s average TiO2 selling prices at the end of the second quarter of 2013 were 1% lower than at the end of the first quarter of 2013 and 8% lower than at the end of 2012.  TiO2 sales volumes in the second quarter and first six months of 2013 were approximately 17% and 9% higher, respectively, than in the comparable periods of 2012 due to higher customer demand primarily in certain export and European markets.  Kronos’ sales volumes in the first half of 2013 set a new record for a first half year.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $3 million in the second quarter and approximately $2 million in the first six months of 2013.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company’s TiO2 segment loss (see description of non-GAAP information below) in the second quarter of 2013 was $44.1 million as compared to segment profit of $114.2 million in the second quarter of 2012.  Segment profit declined in the second quarter of 2013 primarily due to the net effects of lower average TiO2 selling prices, higher raw materials costs, higher sales volumes and higher production volumes. For the year-to-date period, the Company’s segment loss was $87.7 million compared with segment profit of $327.1 million in the first six months of 2012.  Segment profit for the year-to-date 2013 period decreased due to the net effects of lower average TiO2 selling prices, higher raw materials costs, higher sales volumes and lower production volumes.  Our cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products we sold in the first quarter of 2013 (and a portion of the TiO2 products we sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.  Kronos’ TiO2 production volumes were 5% higher in the second quarter of 2013 as compared to the second quarter of 2012, and were 5% lower in the year-to-date period.  During the first half of 2013, Kronos operated its facilities at approximately 91% of practical capacity primarily to align production and inventory levels to current and anticipated near-term customer demand levels.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which decreased segment profit by approximately $2 million in the second quarter and decreased segment profit by approximately $8 million in the year-to-date period.

As previously reported, in June 2012, we entered into a new $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount outstanding of our 6.5% Senior Secured Notes due April 2013.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($4.7 million, or $.04 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.  In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  As a result of such prepayment, the Company’s results in 2013 include a first quarter pre-tax charge of $6.6 million ($4.3 million, or $.04 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

In July 2013, we voluntarily prepaid the remaining $100 million principal amount outstanding under our term loan, using $50 million of our cash on hand as well as borrowings of $50 million under our revolving North American credit facility.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said “Our operating and financial results for the second quarter of 2013 continued to be negatively impacted by depressed prices for TiO2 products and higher raw materials costs, particularly for third party feedstock ore.  We operate two ilmenite mines in Norway, the production from which provides all of the feedstock requirements for our European sulfate process TiO2 facilities as well as third party ilmenite ore sales.  While we have seen some moderation in the cost of ore procured from third parties in 2013, such reductions, which will not be fully reflected in cost of products sold until the second half of 2013, have been inadequate to compensate for the decline in selling prices for our products over the past year.  In May 2013, we announced price increases for our TiO2 products in all of our markets, implementation of which began in June 2013, and consequently our selling prices have generally stabilized, with increases in some accounts.  We expect to implement additional increases in our selling prices during the second half of 2013.  Industry data indicates that overall TiO2 inventory held by producers has been significantly decreased and we believe most customers hold very low inventories of TiO2 with many operating on a just-in-time basis. As a result, shortages of certain TiO2 grades have begun to occur, and lead times for delivery are increasing.  We continue to focus on initiatives to improve our global production efficiencies and manufacturing flexibility to allow us to more efficiently respond to changes in global supply/demand levels.

“With the record sales volumes levels experienced in the first half of the year, we continue to see evidence of improvement in demand for our TiO2 products, which we believe will support implementation of additional selling price increases in the near term.  We also continue to believe the intermediate and longer term prospects for the TiO2 industry generally, and Kronos specifically, are strong.  Due to the constraints, high capital costs and extended lead time associated with adding significant new TiO2 production capacity, especially for premium grades of TiO2 products produced from the chloride process, we believe increased and sustained profit margins will be necessary to financially justify major expansions of TiO2 production capacity required to meet expected future growth in demand.  As a result of customer decisions over the last year and the resulting adverse effect on global TiO2 pricing, industry projects to increase TiO2 production capacity have been cancelled or deferred indefinitely.  Given the lead time required for such production capacity expansions, we expect a prolonged shortage of TiO2 products will occur as economic conditions improve and global demand levels for TiO2 continue to increase.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as ore and energy costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2012	2013	2012	2013

Net sales	$545.3	$481.1	$1,106.6	$944.7
Cost of sales	382.0	471.5	681.8	931.2

Gross margin	163.3	9.6	424.8	13.5

Selling, general and administrative expense	47.1	49.3	95.9	98.7
Other operating income (expense):
Currency transactions, net	.4	(2.9)	.5	(1.1)
Other expense, net	(2.4)	(1.5)	(2.5)	(1.5)
Corporate expense	(3.6)	(3.6)	(6.9)	(6.8)

Income (loss) from operations	110.6	(47.7)	320.0	(94.6)

Other income (expense):
Trade interest income	-	-	.2	.1
Other interest and dividend income	2.0	.3	4.1	.5
Loss on prepayment of debt	(7.2)	-	(7.2)	(6.6)
Interest expense	(6.7)	(5.7)	(13.0)	(12.1)

Income (loss) before income taxes	98.7	(53.1)	304.1	(112.7)

Income tax expense (benefit)	34.2	(19.2)	102.7	(37.7)

Net income (loss)	$64.5	$(33.9)	$201.4	$(75.0)

Net income (loss) per basic and diluted share	$.56	$(0.29)	$1.74	$(0.65)

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	123	144	253	276
Production volumes	118	124	258	246

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2012	2013	2012	2013

Segment profit (loss)	$114.2	$(44.1)	$327.1	$(87.7)

Adjustments:
Trade interest income	-	-	(.2)	(.1)
Corporate expense	(3.6)	(3.6)	(6.9)	(6.8)

Income (loss) from operations	$110.6	$(47.7)	$320.0	$(94.6)

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2013 vs. 2012	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(24)%	(22)%
TiO2 sales volume	17	9
TiO2 product mix	(5)	(2)
Changes in currency exchange rates	-	-

Total	(12)%	(15)%